Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Reed’s, Inc.

(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	6,500,000	$0.294	$1,911,000	$177.15
Total Fees Previously Paid	-	-	-	-
Total Fee Offsets	-	-	-	-
Net Fee Due	-	-	-	$177.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement shall also cover such indeterminate number of additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the Registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of the Registrant’s common stock on the Nasdaq Capital Market on March 1, 2022.